Exhibit 99.2

Natural Resource Partners L.P.
601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE

Natural Resource Partners L.P.
Completes Private Placement of
Additional Senior Notes
HOUSTON, January 19, 2006 — Natural Resource Partners L.P. (NYSE:NRP) and (NYSE:NSP) today announced that its wholly owned operating subsidiary, NRP (Operating) LLC, has issued an additional $50 million of senior unsecured notes in a private placement as previously committed to and announced on July 20, 2005. Proceeds will be used to repay $15 million of borrowings under NRP Operating’s existing revolving credit facility. The remainder of the proceeds will be used to finance the second phase of the three-phase acquisition of interests in 144 million tons of coal reserves in the Illinois Basin from Williamson Development Company, formerly known as Steelhead Development Company. The acquisition is expected to close in the next week.
Similar to the notes issued in July 2005, the senior notes will bear interest at 5.05% with an average life of approximately 9 years. Amortization on the notes will not begin until July 2008 with final maturity in July 2020.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. The common units are traded on the New York Stock Exchange (NYSE) under the symbol NRP and the subordinated units are traded on the NYSE under the symbol NSP.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the use of proceeds and the closing on the Steelhead acquisition. All statements included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements.

These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
06-02
-end -